Exhibit 99.1

NGP Capital Resources Company
Announces Declaration of Dividend, Portfolio Activity

Houston - December 8, 2006 - NGP Capital Resources Company (NASDAQ: NGPC) today announced that its Board of Directors has declared a quarterly dividend to stockholders in the amount of $0.33 per common share. The dividend, consisting of a $0.26 per share regular quarterly dividend and a $0.07 per share special dividend will be paid on December 29, 2006 to shareholders of record on December 19, 2006. The ex-dividend date is December 15, 2006. We anticipate that the dividend will be paid from ordinary income for tax purposes. The actual tax characteristics of all dividends will be reported to each shareholder on Form 1099 after the end of the year.

Update on Investment Activity

The Company today announced that it has closed a $12.0 million Senior Secured Credit Facility with Sonoran Energy, Inc. (OTC BB:SNRN.OB), an oil and gas producer with headquarters in Dallas, Texas. The initial availability under the facility is $7.0 million, with approximately $6.0 million funded at closing.  The investment in the Sonoran facility is secured by first liens on substantially all of the company’s assets. Proceeds from the facility will be used to refinance existing indebtedness, acquire and develop oil and gas properties, and fund capital expenditures.

The Company also announced that it has increased its existing Senior Secured Credit Facility with Rubicon Energy Partners, LLC (“Rubicon”), a private Ft. Worth, Texas based oil and gas producer.  The increase provides Rubicon with $9.8 million of additional availability under the facility to acquire oil and gas properties in West Texas. The capital available under the facility is now $32.8 million and approximately $31.9 million is funded.  The facility is secured by first liens on substantially all of Rubicon’s assets. In addition to the facility, NGPC, through its wholly owned subsidiary NGPC Asset Holdings II, LP, owns 50% of the membership units in Rubicon.

Following these transactions, the Company has committed and made available for funding an approximate total of $254 million to fifteen portfolio companies, with approximately $218 million currently outstanding.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio is principally invested in energy related private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured and mezzanine loans in furtherance of its business plan and in some instances receives equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management.  NGP Energy Capital Management, based in Irving, Texas, is a leading investment firm with over $3.6 billion of cumulative capital under management since inception, serving all sectors of the energy industry.

This press release may contain forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission.

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the company carefully before investing. Such information and other information about the company is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT: Please send investment proposals to: NGP Capital Resources Company, John Homier (jhomier@ngpcrc.com), Kelly Plato (kplato@ngpcrc.com), Larry Tharp (ltharp@ngpcrc.com) or Dan Schockling (dschockling@ngpcrc.com), 713-752-0062.

INVESTOR RELATIONS CONTACT: Steve Gardner (investor_relations@ngpcrc.com), 713-752-0062.